EXHIBIT 99.1

NOTE MODIFICATION AGREEMENT

This Note Modification Agreement (“Agreement”), dated this 23rd day of January, 2009, is entered into by PENSION BENEFIT GUARANTY CORPORATION (“PBGC”), JPMorgan Investment Management Inc. (“JPMorgan”), as agent for PBGC, and FANSTEEL INC. (“Fansteel”).

RECITALS:

WHEREAS, PBGC and Fansteel are parties to a Promissory Note dated January 23, 2004 with an original balance of $9,500,000.00 and a current balance, as of the date of execution of this Agreement, of $6,500,000.00;

WHEREAS, the Promissory Note is secured by the pledged assets set forth in a certain Pledge Agreement between PBGC, Fansteel, and Fansteel de Mexico, S. de R.L. de C.V. (the “Pledge Agreement”);

WHEREAS, Fansteel has requested that JP Morgan modify the Promissory Note as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party to this Agreement to the other, the parties hereto agree as follows:

1.0           Modification of Promissory Note. The Promissory Note shall be modified as follows:

1.1
January 23, 2009 Payment.  Section 2(a) of the Promissory Note shall be deleted and replaced in its entirety with the following: “Five (5) consecutive annual installment payments by Fansteel to PBGC of $750,000, commencing on January 23, 2005 (“Annual Payment Date”), and continuing thereafter on each of the first, second, third, and fourth anniversaries of such date, provided, however, that the payment due on January 23, 2009 shall not be due until March 24, 2009; and”

1.2
Restricted Payment Default.  The following Section 6(e) shall be added after Section 6(d) of the Promissory Note: “6(e) Fansteel makes a Restricted Payment.  Restricted Payment shall mean (i) any dividend or other distribution on account of any shares of Fansteel’s capital stock or unit of ownership interest or any security convertible into or right to acquire such capital stock or other ownership interest (other than dividends payable solely in shares of capital stock), (ii) any payment on account of the principal of or premium, if any, on any indebtedness convertible into shares of the capital stock or (iii) any payment on account of any purchase, redemption, retirement, exchange or conversion of any of the Borrower's capital stock.  For the purposes of this definition a “payment” shall include the transfer of any asset or the issuance of any indebtedness or other obligation (the amount of any such payment to be the fair market value of such asset or the amount of such obligation, respectively) but shall not include the issuance of any capital stock.”

2.0           Continuing Effect. Except as modified herein, nothing contained in this Agreement shall be construed to affect, modify or cure in any manner or effect a waiver of the occurrence and/or continuance of, any default or breach of any term, condition, covenant or agreement contained in the Promissory Note, the Pledge Agreement, the Loan Documents (as defined in the Pledge Agreement) or any document securing the Note or any other agreement executed in connection therewith.

3.0           Conditions to Effectiveness.  This Amendment shall be effective as of the date first above written but shall not become effective as of such date until the date (the “Effective Date”) that each of the following conditions shall have been satisfied:

3.1	JPMorgan shall have received this Agreement duly executed by Fansteel;

3.2	JPMorgan shall have received such other documents and agreements as JPMorgan may reasonably request;

3.3	Each of the representations and warranties of Fansteel contained in this Amendment shall be true and correct on and as of the Effective Date.

3.4
Fansteel shall have paid all fees and expenses incurred by JPMorgan in connection with the negotiation, execution and delivery of this Agreement and any other documents or agreements executed in connection herewith (including the fees and expenses of counsel to JP Morgan).

4.0           Representations and Warranties.  In order to induce JPMorgan and PBGC to enter into this Agreement, Fansteel represents and warrants as follows:

Each of the representations and warranties of Fansteel set forth in the Promissory Note, the Pledge Agreement, and the Loan Documents (as defined in the Pledge Agreement) is true and correct on and as of the Effective Date both before and after giving effect to this Agreement and no Default or Event of Default has occurred and is continuing on and as of the Effective Date.

5.0           Loan Document. The parties each acknowledge and agree that this Agreement constitutes a Loan Document (as defined in the Pledge Agreement).

6.0           Governing Law. This Forbearance Agreement shall be governed by, and shall be construed and enforced in accordance with federal law, and where federal law is not applicable, by the laws of the state of Delaware without regard to conflicts of law principles.

7.0           Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

8.0           Construction. Each party hereto acknowledges that it has been represented by its own legal counsel in connection its execution of this Agreement, that it has exercised independent judgment with respect to this Agreement, that it has been given the opportunity to consult with its own legal counsel regarding the terms of this Agreement, that it has done so, and that it has entered into this Agreement freely, knowingly, and voluntarily.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above, by their respective duly authorized officers.

(Signature page follows.)

IN WITNESS WHEREOF the parties have entered into this Note Modification Agreement the day and year first above written.

PENSION BENEFIT GUARANTY CORPORATION:

By:	/s/ Anthony S. Clark
Title:	Chief Investment Officer
Date:	February 27, 2009

JPMORGAN INVESTMENT MANAGEMENT Inc., as agent for PBGC

By:	W. Scott Telford III
Title:	Vice President
Date:	March 2, 2009

FANSTEEL INC.:

By:	Curtis J. Zamec, II
Title:	Chief Operating Officer
Date:	March 3, 2009

EXHIBIT A
WIRE INSTRUCTIONS

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